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                                                                   Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 15, 2001 (except for the seventh and eighth paragraphs of Note 7 and Note 12, as to which the date is March 23, 2001), in Amendment No. 2 to the Registration Statement No. 333-62268 on Form S-1 to be filed with the Securities and Exchange Commission on or about June 20, 2001 and related Prospectus of Arena Pharmaceuticals, Inc. for the registration of shares of its common stock.



                                            ERNST & YOUNG LLP

San Diego, California
June 19, 2001